UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    Form 8-K

                                 CURRENT REPORT

     PURSUANT TO SECTION 13 OR 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934


       Date of Report (Date of earliest event reported) November 20, 2000


                              HITSGALORE.COM, INC.
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             (Exact name of Registrant as specified in its charter)


         FLORIDA                       000-26668                 65-0036344
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(State or other jurisdiction          (Commission             (I.R.S Employer
of incorporation or organization)     file Number)           Identification No.)


10134 6th Street, Suite J, Rancho Cucamonga, CA           91730
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(Address of principal executive offices)                (ZIP Code)


Registrant's telephone number, including area code   (909) 481-8821


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                              HITSGALORE.COM, INC.


Item 5. Other Events

On November 20, 2000, the Company was informed that the United States District Court in and for the Southern District of Iowa (the "Court") filed Findings of Fact, Conclusions of Law and Judgment (the "Order") in Civil No. 3-97-CV-60085, Jeffery M. Good, Plaintiff, vs. Systems Communications, Inc.("SCMI") and Comstar Network Services, Inc, an SCMI subsidiary, Defendants. The Company was informed of the Order, via unregistered mail, by the Plaintiff's counsel in a letter to the Company dated as of November 20, 2000, which included a copy of the Order. The Company is a Defendant by virtue of its Merger with SCMI.

This action arose from the termination of Mr. Good's employment prior to the Hitsgalore.com Merger. Pursuant to the Order, the Court awarded approximately $810,000 for breach of contract, attorney's fees and costs and liquidated and punitive damages plus interest (the "Judgement"). The Order was entered September 22, 2000.

The Company believes that its current financial position and cash flows make it impossible for the Company to satisfy the Judgment.

Nevertheless, the Company expects to enter into discussions with Mr. Good and other pre-merger creditors to resolve outstanding disputes and pre-existing conditions the Company assumed in its Merger with SCMI. The Company also plans to seek all available remedies against Mr. Edwin B. Salmon, Jr., the Company's former Chairman of the Board, for restitution and for monetary damages from misrepresentations made in connection with the Merger.

The Company has not made a final determination of the courses of action available to it. As of September 30, 2000, the Company has recorded a liability of approximately $450,000 for the Jeff Good action. The Company will record an additional liability as a charge to income of approximately $360,000 in the forth quarter of 2000 to reflect the Order entered by the Court.

Item 7. Financial Statements and Exhibits

(c) Exhibits.

None

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                                   SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

HITSGALORE.COM, INC.                                 Date: December 19, 2000

By: /s/ Robert A. Thompson
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        Robert A. Thompson
        Principal Accounting Officer



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